                                                                Exhibit 10.33

                             STOCKHOLDERS' AGREEMENT

STOCKHOLDERS' AGREEMENT, dated as of this 12th day of April, 2000, by and among the following Stockholders in TKT Europe - 5S AB, a corporation which will be organized under the laws of Sweden, hereinafter referred to as Company, and Company itself:

o        Bo Ahlstrand; Danderydsvagen 22B, SE 182 63 Danderyd, Sweden;

o        Rolf Gunnarsson; Merlannavagen 50, SE 645 91 Strangnas, Sweden;

o        Jacob Kaluski; Algvagen 12, SE 13150 Saltsjo-Duvnas, Sweden;

o        Jonas Virding; Saltsjovagen 37B, SE 18162 Lidingo, Sweden; and

o        Transkaryotic Therapies Inc; 195 Albany Street, Cambridge, MA 02139,
         USA and

o TKT Europe - 5S AB (hereunder defined as "Company"), which will sign the Agreement as soon as Company is incorporated.

BACKGROUND

TKT (as defined hereinafter) has developed a niche product for the treatment of Fabry disease (the Product, as defined hereinafter) and now wishes to market the Product in the Territory.

Managers (as defined hereinafter) have documented long term experience of international pharmaceutical business specifically with niche products and have acquired unique competence for marketing and medical marketing of specialty pharmaceutical products and wishes to market the Product in the Territory.

For this purpose the Parties will together set up a company owned to 20 % by Managers and to 80 % by TKT, for the prelaunch and launch of the Product and for building the foundation for TKT's future European operations.

Based on the fact that TKT owns the Product and has the necessary economic resources for the launch, whilst Managers have experience and network connections suited for marketing the Product in the Territory, the basic structure of the company will be that TKT will provide the necessary funding, pursuant to an agreed upon budget, whilst Managers will appoint the majority of the Board of Directors in order to ascertain operational freedom, within the limitations stipulated in the Agreement.

The Agreement contains provisions entitling TKT to purchase Managers shares after a certain period of time, with the price made dependent on the success of the Company.

Pertaining to this Agreement, and no later than April 19th 2000, the following related agreements will be entered into between various constellations of the
Parties:

                  TKT and Company will enter into a long term exclusive Distribution Agreement with regard to the Product in the Territory, including i.a. that Company will own the registration for the Product in the Territory.

                  Managers, through a Management Company, will enter into Consultancy Agreements with Company according to which the Management Company through Managers shall perform certain services for Company., including without limitation marketing the Product in the Territory.

Based on this background each of the Parties desires to promote the interests of Company and the mutual interests of the Parties by establishing herein certain terms and conditions upon which Company's shares will be held and voted by the Parties, including certain provisions relating to the election of directors and the sale or other disposition of Shares

All the provisions are in conjunction with each other and against the above referred background deemed fair and reasonable by the Parties.

DEFINITIONS

As used herein, the following terms, unless the context clearly indicates otherwise, shall have the following meanings:

"Additional Product"       shall mean any other prescription pharmaceutical
                           product than Product.

"Affiliate"                shall mean, with respect to any Person, any other
                           Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. As used in this definition of. "Affiliate" the term "control" and any derivatives thereof mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

"Agreement"                shall mean this agreement.

"Annual Consideration"     shall mean 20% of Yearly Calculation

"Business Day"             shall mean any day, other than a Saturday, Sunday or
                           legal holiday under the Federal laws of the United
                           States or the laws of Sweden.

"Board"                    shall mean Company's Board of Directors.

"Buyout Period"            shall mean the period beginning on the date hereof
                           and ending on the expiration of the Managers Put
                           Period (as defined in Section 4.02) or at such earlier date when TKT holds all Shares without any remaining options connected to any of the Shares.

"Buyout Price"             shall mean the aggregate price for all Manager
                           Shares.

"Cause" Termination ' for Cause shall be deemed to occur if it is made as an effect of the occurrence of one or more of the following circumstances with regard to said Manager:

                           i) conviction of any felony or of any crime against the interests of Company;

                           ii) any material fraud or act of material dishonesty against Company; as determined by arbitrators or Swedish Court

                           iii) material breach of Manager's duties to Company, including his duties as director; as determined by arbitrators or Swedish Court, without the Manager curing such breach despite receiving written request to do so within a specified, reasonable, period of time.

"CEO"                      shall mean the chief executive officer of Company.

"Chairman"                 shall mean chairman of the Board.

"Change in Control"        shall be deemed to occur under the. circumstances
                           stipulated in Section 4.05 of this Agreement.

"Company"                  shall, mean the Swedish company, which will be formed
                           by the parties pursuant to this Agreement which will have the name TKT Europe - 5S AB.

"Consultancy Agreement"    shall mean an agreement between Company and the
                           Management Company according to which one or several
                           Managers shall perform certain services for the Company, including without limitation marketing the Product in the Territory.

"Distribution Agreement"   shall mean the Distribution Agreement, dated as of
                           latest April 19th 2000, between Company and TKT relating to the Product in the Territory.

"EMEA approval":           shall mean the receipt by Company of approval from
                           EMEA, The European Agency for the Evaluation of
                           Medicinal Products, for marketing authorisation of the Product in the Territory.

"Immediate family"         shall mean any parent, child (adopted or natural),
                           sibling or spouse of a Stockholder, or any custodian or trustee for the account or benefit of Such person.

"Managers"                 shall mean Bo Ahlstrand, Rolf Gunnarsson, Jacob
                           Kaluski and Jonas Virding and any other person designated as such by the Management Company and reasonably acceptable to TKT. It is anticipated that a fifth person will join as Manager shortly following
                           Formation of the Company.

"Management Company"       shall mean a company owned by Managers, with planned
                           name 5S Pharma AB, in which Managers are employed and with which Company will enter into Consultancy
                           Agreements.

"Manager Share"            shall mean any Share including Option Shares
                           originally held by Managers pursuant to Section 2.01.

"Minimum sales"            Shall mean the minimum number of patients, which must
                           be achieved within 18 months after EMEA approval, namely 60 patients on paid treatment in accordance with the Company Price strategy, calculated as 33 % of the planned number of patients, which is 180.

"Net sales"                shall mean all revenues from sales of the Product in
                           the Territory reduced by rebates, discounts or taxes directly related to such sales and a reduction factor per patient as per below

                           - if sales per patient are below USD 146,000 - no reduction

                           - if sales per patient are more than USD 146,000 but less then USD 163,000 reduction is made to USD 146,000

                           - if sales per patient are more than USD 163,000 - reduction is made with USD 17.000 per patient

"Optionee"                 shall mean a Person to whom one or more Managers has
                           granted the right to acquire Shares from one or more
                           Managers.

"Option Shares"            shall mean such Shares, which are comprised by
                           options as per Section 4.01 b) and c). Option Shares are not to vest until the end. of the Buyout Period.
                           Option Shares shall not dilute the 80 % ownership of TKT.

"Permitted Transferee"     shall mean (i) in the case of a Manager, the other
                           Managers, Company subsidiary employees, the Immediate family of a Manager, a trust solely for the benefit of a Manager or his Immediate family, the state or legal representatives of such person and any partnership, corporation or other entity wholly-owned by such person or his immediate family, and (ii) in the case of TKT, any majority owned subsidiary of TKT.

"Person" shall mean an individual, corporation, limited liability company,. partnership,) joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof

"Product"                  shall mean (a-Galactosidase-A for the treatment of
                           Fabry disease, including the finished formulation of a-Galactosidase-A, its derivatives and analogues, and all clinical data, regulatory filings and approvals, contractual rights and intellectual property associated therewith, as well as any developments thereof, including systems and devices for the administration of the Product.

"Shares"                   shall mean any shares in Company, including Option
                           Shares.

"Stockholder"              shall mean any owner of Shares.

"Territory"                shall mean all countries in Europe, including members
                           of the EU but also all countries in the former
                           Eastern block and all other ' countries in the geographical unit Europe, as listed in Exhibit 5.

"TKT" shall mean Transkaryotic. Therapies Inc, a company duly incorporated under the laws of Delaware, United States of America.

"Transfer"                 shall mean any transfer, sale, assignment, pledge,
                           hypothecation, grant of option or other disposition.

"USD"                      shall mean United States Dollars.

"Yearly Calculation"       shall mean actual Net Sales less Company's direct
                           marketing costs (including without limitation all payments under the Consultancy Agreement and all other expenses listed on Exhibit 1) all decided in accordance with international accounting standards consistently applied in accordance with Company's audited financial statements.

FORMATION, FUNDING AND OPERATIONS OF COMPANY

SECTION 1.01               FORMATION OF COMPANY

The Parties will jointly form Company under the laws of Sweden in accordance with the following:

a) The Parties shall form Company by subscribing to shares in accordance with Deed of Foundation as per EXHIBIT 3, as an effect of which TKT will hold 80 % of the shares and the Managers jointly 20 %.

b) Payment for shares in accordance with the above shall be made no later am May 1st 2000, to an account opened in Skandinaviska Enskilda Banken, Djursholm in the name of "TKT Europe - 5S AB under bildande".

c) At a statutory meeting with Stockholders to be held no later than May 3, 2000, Company shall

              - adopt Bylaws in accordance with EXHIBIT 4

              - elect a Board as per section 3.02 of this Agreement

              - appoint Ernst & Young as the Company's auditors

d) The stockholding as per this Article 2 shall immediately after the Statutory Stockholder's meeting be entered in a Stockholder's register, held by Company. Share certificates shall be issued as soon as Company is registered.

e) The Company shall join this Agreement as a party in order to bind also Company as such.

SECTION 1.02 FUNDING OF COMPANY

Company shall be wholly funded by TKT, pursuant to the plan referenced below, to the extent that revenue is not sufficient to meet the Company's expenses as set forth in the plan plus the cost of purchasing Product from TKT, which will be the case for at least a number of years.

TKT is aware of the capital requirements of Company as per above, and undertakes to provide the funding -required by, such plan, with such increased or decreased costs and other deviations which follow from adoption of annual budgets and other decisions by the Board, taken by a majority including at least one TKT representative.

If TKT fails -its undertaking according to this Section 2,02, with the consequence that Company can not fulfill its undertakings to the Managers, then Managers shall have the right to claim payment directly from TKT.

SECTION 1.03 OPERATIONS OF COMPANY

a) Company shall in accordance with the terms of Distribution Agreement market the Product in the Territory.

b) Managers, through the Management Company, shall manage Company in accordance with the terms of the Consultancy Agreements.

c) In case the Management Company commits a breach against a Consultancy Agreement, Company may institute arbitration proceedings to rectify such breach. In such a decision such Manager(s) who has participated in the breach may not participate. Such an action maybe taken by, TKT on behalf of Company.

d) The Consultancy Agreements allow for Company to reduce the scope of appointment Of the Management Company in that the services of a particular Manager will no longer be asked for, thus reducing the fee to the Management Company. This is in the following referred to as terminating a Consultancy Agreement as concerns a specific Manager. Such termination may result in the obligation of Company to pay severance pay to the Management Company, as provided for in the Consultancy Agreement. When Company takes a decision to terminate a Consultancy Agreement as concerns a specific Manager, this Manager may not participate in the decision, due to the conflict of interest, and such decision shall be subject to section 3.02(b). Action with regard to terminating the Consultancy Agreement as concerns a specific Manager may be taken by TKT on behalf of Company, provided that there are sufficient grounds for such termination in accordance with the Consultancy Agreement, due to Cause.

e) If TKT determines that there is Cause to terminate the Consultancy Agreement as to a particular Manager, it shall notify the Chairman, who shall call a meeting of the Board to determine whether such Cause, in the Board's opinion, exists. If the Chairman does not call a meeting of the Board to consider TKT's determination, or if the Board determines not to act on such determination, then TKT may institute arbitration proceeding to determine whether there is Cause to terminate the Consultancy Agreement as to such Manager.

MANAGEMENT OF COMPANY

SECTION 1.04  MANAGEMENT OF COMPANY.

Except as otherwise reserved to the Stockholders of Company, the business and a6iirs; of Company shall be managed under the direction of the Board and the Board shall have all power and authority to manage, and direct the management and the business and affairs of, Company. The Managers, in their individual capacity as executive officers of Company, Shall manage the day-to-day operations of Company, subject to the general oversight and directional role of the Board and the matters requiring special Board or Stockholder approval, as set forth herein. The right to sign for Company shall vest in any two Directors jointly, provided that at least one of them is nominated by the Managers. It is noted that the CEO under Swedish law has the mandate to sign for Company in matters regarding day-to-day management.

SECTION 1.05  ELECTION AND REMOVAL OF DIRECTORS.

Pursuant to the Bylaws of Company, the number of directors comprising the Board shall be fixed by resolution of the Stockholders meeting at five, with up to four alternate directors. The Stockholders will vote their respective Shares and take all other actions necessary to maintain the number of members of the Board at five,

During the term of this Agreement, all the Shares held by the Stockholders, whether owned now or hereafter acquired, shall be voted in accordance with the provisions hereof on all of the following matters on which the Stockholders vote:

a) Immediately upon receiving notice of any Stockholders' meeting at which members of the Board are to be elected, the Managers shall have the right to designate three directors and up to two alternates and TKT shall have the right to designate two directors and up to two alternates; provided, however, that the Managers, with exception for the situation described in b) may only designate persons who constitute the Managers to Serve as directors, and Managers may only serve as directors as long as they are consultants to Company, and employees of the Management Company.

b) In the situation where there is an insufficient number of Managers to fill the positions that can be designated by Managers, Managers shall have the right to appoint another Person who serves as employee of or consultant to Company (as an employee of the Management Company). Such new director shall be approved by one of the TKT designated directors, such approval not to be unreasonably withheld.

c)       One of the candidates designated by Managers shall serve as Chairman.

d) Each Stockholder hereby agrees (i) to be present in person or by proxy at any meeting of Stockholders to elect directors for purposes of establishing a quorum and (ii) to vote his or its Shares for, or give his or its written consent to,. the election of each of the candidates designated by the Managers and TKT pursuant to this paragraph

e) In the event any director elected to the Board after being designated as a candidate for membership by one of the Persons entitled to designate candidates pursuant to this Agreement dies, resigns, is removed or otherwise ceases to serve as a member of the Board, Company shall give notice thereof to the Person entitled to designate such candidate and such Person(s) shall promptly designate a successor and notify the Board of his selection, and the Parties shall act promptly to fill the vacancy with such designee in accordance with Swedish Company law.

f) Within ten (10) working days after a record date is set for any annual or special meeting for the election of directors or for the mailing of any consent solicited for such purpose, the Chairman shall notify each Person entitled to designate candidates of the upcoming election and anticipated date thereof and request that each Person entitled to designate candidates take all necessary action to designate his candidate(s). Each Person entitled to designate candidates shall notify the Chairman at least fifteen (15) days before such election of such Person's respective candidate(s), or such other date as the Board may designate. A failure by a Person entitled to designate candidates to provide such notification shall be deemed to be a designation by such Person of the same candidates as were last designated by such Person. Any designation pursuant to this Article 3 shall be made in writing.

g) The parties hereto agree to cast their votes for, or give their written consent to, the removal of a designee on the Board at any time upon receipt of instructions in writing to such effect, signed by the Person entitled to designate that candidate.

h) The Stockholders shall have no right to fill any vacancy on the Board for which any Person has the right to designate a candidate unless such vacancy is filled by the designee of the Person having the right to designate such director.

i) Each of the parties- hereto hereby consents to and agrees that the following persons shall be the initial directors of Company: William Pursley, Richard Selden, Bo Ahlstrand, Jonas Virding and Rolf Gunnarsson (Chairman).

j) Each of the parties hereby consents to and agrees that the following persons shall be the initial alternate directors of Company: William Aliski, Daniel Geffken, Jacob Kaluski and an anticipated fifth Manager.

SECTION 1.06  QUORUM, BOARD APPROVALS, NOTICE; PROXIES; WRITTEN ACTION.

a) The presence in person or by proxy of a majority of the directors, including at least one director or alternate director appointed by the Managers and at least one director or alternate director appointed by TKT, shall constitute a quorum for the transaction of business at a meeting of the Board. In the absence of a director an alternate director shall serve, provided however that alternates designated by Managers may only serve instead of directors designated by Managers, and vice versa. Alternates shall have the right to attend board meetings also when they are not serving instead of an absent director. If quorum is not reached at a duly convened meeting, the meeting will be adjourned for a period of 15-30 days, giving all directors and alternates notice of the new date. If at this date also no quorum is reached, then any three directors or alternates shall constitute a quorum. In the event TKT shall have called a meeting of the Board and the Manager designees on the Board do not attend the meeting (or any adjournment thereof) such that a quorum is not present to consider the matter for which TKT desired a meeting, then TKT may institute an arbitration to determine such matter.

b) The vote of a majority of the Directors present at a duly constituted meeting shall constitute approval by the Board, except that the following actions must be approved by a majority of the directors (including at least one director appointed by TKT) present at a duly constituted meeting:

1.       approval of, and amendments to, Company's business plan;

2. approval of, and amendments to, Company's annual budget; with the understanding that until a new budget is approved, Company will operate on the level of the currently adopted budget;

3.       approval of, and amendments to, Product pricing strategy;

4. borrowing of monies in excess of $50,000 at any one time or $ 100,000 in the aggregate, other than as provided for in the annual budget or business plan approved by the Board, outstanding at any time;

5. incurring any long-ten-n liabilities (such as capital or operating leases), other than as provided for in the annual budget or business plan approved by the Board, unless such agreements can be terminated with a notice period of 90 days or less, without any other consequences for Company other than current payments during such notice period;

6. approval of, amendment to, or consent or waiver under any agreement, document or other arrangements between Company and any Stockholder or Affiliate, including without limitation a Consultancy Agreement, and termination of a Consultancy Agreement without Cause with respect to one or several Managers;

7. establishment of, and appointment of members of, any committee established by the Board, which committee, unless otherwise accepted by a majority as stipulated in this section 3.03 b), must include at least one person designated by each of TKT and the Managers;

8. any sale, transfer or other disposition of assets (including by way of license of intellectual property rights or lien on assets, but excluding sales of inventory or physical assets to a value of $50,000 in the ordinary course of business) not contemplated by the business plan approved by the Board;

9.       proposal for any dividends or distributions to Stockholders;

10. approval of any contract agreement or commitment (fixed or contingent), including without limitation any guarantee, with a value, or requiring payments, in excess of $50,000 or a term longer than twelve months (or a group of related contracts, agreements and commitments with an aggregate value or payments in excess of $100,000 over the life of such contract, agreement or commitment not included in the annual budget approved by the Board;

11.      submission of matters to a vote of Stockholders in accordance with
         Section 3.04;

12.      approving the entry of Company into any partnership or joint venture;

13. any change in accounting principles used by Company, except to the extent required by international accounting standards;

14. the formation of, and the making of any loans or advances to, any subsidiary of Company, other than as provided for in the annual budget or business plan approved by the Board;

15. approving the acquisition of any business from any Person, whether by asset purchase, stock purchase, merger or other business combination;

16. appointment of the CEO and the hiring of any executive officers, other than the Managers, and the firing of any executive officer, including Managers, without Cause;

17. commencement of litigation against any of the Stockholders, other than by means of arbitration in accordance with this Agreement, the Distribution Agreement or the Consultancy Agreement, provided that Company may commence litigation against any Manager terminated for Cause in respect of the actions giving rise to Cause;

18.      adoption of any bonus plan or similar incentive scheme for employees;
         and

19.      adoption of any investment policy for Company's funds.

c) Regular meetings of the Board shall be held at least once a quarter at the offices of Company or at such other times and places as may be fixed by the Board. Special meetings of the Board may be called by the Chairman, the CEO, or by any two directors. Special meetings shall be held at. the offices of Company or at such other times and places as may be fixed by the Board. The Chairman shall give at least 15 days prior written notice of any regular or special meeting of the Board, which notice shall specify the business to be conducted at the meeting. Notice of a meeting may be waived before or after a meeting by a written waiver of notice signed by the member entitled to notice.

d) The Board may act without a meeting if the action taken is approved in advance in writing by the unanimous consent of all the directors.

e) The Chairman shall cause written minutes to be prepared of all actions taken by the Board and shall cause a copy thereof to be delivered to each director within 15 days after the meeting.

SECTION 1.07  STOCKHOLDER MATTERS.

a) The vote of a majority of the outstanding Shares present at a duly constituted meeting of Stockholders shall with exception for what is stipulated in section 3.04 b) of this Agreement, constitute approval by the Stockholders, except that the following actions must be approved by TKT and a majority of the Managers, in their capacity as Stockholders, present at a duly constituted meeting:

1. Changes in the share capital of Company including issues of new shares and the issue of convertible debt instruments, debt instruments with a right of option to subscribe to new shares and participating debt instruments;

2. sale or transfer of the Company's business or assets, or a substantial part thereof, other than pursuant to the buyout of the Managers as provided in Article 4 below;

3.       amendment of Company's organizational documents (Bolagsordning); and

4.       liquidation, dissolution or winding up of Company.

b) Except as in cases where this is an obligation by law, no action may be taken by the Stockholders unless proposed by the Board as per section
         3.03 hereof and no decision of the Board covered by Section 3.03 may be overturned by a vote of the Stockholders unless TKT and such Managers holding a majority-in-interest of the Manager Shares votes in favor thereof.

c) With regard to the appointment of Auditors, as proscribed by law, auditor shall be appointed from the same firm of accountants as TKT's auditors, and shall initially be from Ernst & Young. Upon any change in auditing firms by TKT, the Company shall, if requested by TKT, remove its current auditors and appoint a new auditor from the firm then being used by TKT. If Managers so request, a second auditor shall be appointed, nominated and paid for, by Managers. It is the understanding between the parties that initially no such second auditor will be appointed. If Managers do not appoint a second auditor, they shall have the right to let Company appoint an auditor to perform specific tasks, such as verifying the calculation of Yearly Calculation etc.

d) TKT undertakes not to use its right to redeem Manager Shares according to provisions Swedish Company Law even if TKT would get a majority of more than 90 % of both capital and votes for all shares in Company and TKT furthermore undertakes that it will still honor the rights granted to Managers and Optionees hereunder notwithstanding the provisions of Swedish Company Law.

SECTION 1.08  EXECUTIVE OFFICERS.

a) The Board shall appoint a CEO who will manage the day-to-day affairs of Company, carry out the directions of the Board and effectuate the business plan as set forth in the annual budget and business plan approved by the Board. It is understood that it is not necessary that the CEO is formally appointed as Verkstande Direktor for Company.

b) The initial CEO will be Bo Ahlstrand. In the event of Bo Ahlstrand's death, retirement, resignation, termination or inability to serve, a successor CEO shall be appointed by the Board as provided in Section 3.03.

c) CEO shall prepare, and submit to the Board, at least ninety (90) days prior to the commencement of each fiscal year, commencing with the fiscal year ending December 31, 2001, a business plan (the "Annual Plan") which describes the business plan and preliminary annual budget for Company for such fiscal year. A definitive annual budget shall be submitted at least sixty (60) days prior to the commencement of the fiscal year. Each Annual Plan (including the definitive annual budget approved by the Board) shall remain operative until amended by the Board or a successor Annual Plan has been approved by the Board, all in accordance with Section 3.03.

d) CEO shall conduct day-to-day affairs of Company in accordance with the approved Annual Plan. CEO shall additionally make all decisions for Company, which are not reserved to the Board or Stockholders pursuant to this Agreement or by law.

SECTION 1.09  DEFAULT

a)       TKT shall if the provisions safeguarding this, as defined in Section
         3.06 (d), are violated, and if so is requested by one or more of the Managers, purchase such Manager's shares at a price calculated in accordance with section 4.08 (c) (Buyout upon change in control) provided however that the price for each Manager's Shares (including Option Shares, such option shares remaining subject to Buyout) shall never be below USD 2,000,000 (USD two million). Under no circumstance, shall TKT pay more than 1.85% of the Yearly Calculation for the 12 months following the second anniversary of EI\EA approval to any one Optionee, corresponding to the number of outstanding Option Shares.

b) In case Persons holding a majority-in-interest of all Manager Shares all request Buyout in accordance with Section 3.06a, then if requested by TKT all other Managers shall also be deemed to have made the same request and shares held by them (including Option Shares, such Option Shares remaining subject to Buyout) shall thus also be the subject of such Buyout. Under no circumstance, shall TKT pay more than 1.85 % of the Yearly Calculation for the 12 months following the second anniversary of EMEA approval to any one Optionee, corresponding to the number of outstanding Option Shares.

c) Any request for a buyout by a Manager must be requested within (ten) 10 days after being informed of the occurrence of such violation, or in case of a violation capable to be rectified, within ten (10) days of the expiry of a 30-day-period during which TKT has had the possibility to rectify such breach, after receipt of written notice from the Managers specifying in reasonable detail such violation. Upon such request calculation of Buyout Price shall forthwith commence and closing subsequently be made in accordance with the rules in Section 4.06 and
         4.07 hereunder.

d) The violations by TKT covered by this section 3.06 are such violations which interfere with the composition of the Board, as outlined in
         Section 3.02, and violations of the restrictions regarding matters requiring stockholder approval, as defined in Section 3.04, with its references to Section 3.03. In addition violations as per above consist of removal of one or more of the Persons designated by the Managers as a director of Company, other changes in the composition of the Board, other than TKT exchanging its designated two directors or alternates or any obstruction by TKT against Managers rights to fill a vacancy.

e) If Company is forced into liquidation, dissolution or is wound up as an effect of TKT's omission to fulfill its obligations under Section 2.02, then this shall be deemed as equal to TKT taking such a decision in violation of Section 3.04 a), unless such a situation has arisen as an effect of actions on behalf of Managers to the detriment of Company.

f) If a Manager due to TKT's actions as per above is entitled to and elects a buyout, this shall at the same time be regarded as termination without Cause of the Consultancy Agreement as concerns said Manager, leading to the obligation for Company to pay severance pay to the Management Company for twenty-four months, as provided for in the Consultancy Agreement.

g) If Managers violate the provisions of Section 3.03 of this Agreement, by using its majority in the Board to decide on a matter covered by the list in section 3.03 (b), despite not having received the support of at least one TKT-representative or if the Company takes one of the actions described in 3.03 without seeking Board approval and if such a violation is not rectified within 30-days after receipt of written notice from the TKT specifying in reasonable detail such violation, then the Buyout-price, as defined in Section 4.08 of this Agreement, shall be reduced, provided that TKT so demands within 10 days after the expiry of the above mentioned 30-day-period. In case directors appointed by TKT would not turn up for a duly convened Board meeting called for in order to rectify such violation, thus causing that no quorum is constituted, then the 30-day-period shall be prolonged in order f6r a second meeting to be held, but nothing herein shall obligate such TKT designated directors to approve any action proposed to be taken to rectify such violation.

h) The reduction as per section g) above shall correspond to the net monetary cost inflicted to the Company by such decision, multiplied with the factor three (3), the multiplication done in order to achieve an effective penalty effect of the reduction.

i) It is noted that Company will adopt Rules of Procedure for the Board, ensuring that all matters covered by Section 3.03 (b) will be decided only by the Board.

j) The parties agree that the provisions of this section 3.06 are reasonable and necessary to protect the respective rights of the Stockholders hereunder, and each agrees not to challenge the reasonableness of this Section 3.06.

SECTION 1.10  TRANSFEREES.

It shall be a condition to the Transfer of any Shares, other than Option Shares (which is covered by special provisions under Section 4.01), that the transferee thereof (including, without limitation, a Permitted Transferee) agrees to be bound by the provisions of this Agreement, and upon such Transfer shall be a Stockholder for all purposes hereunder. In case such a Permitted Transferee to Managers is also a consultant to Company and is a director or an alternate to the Board, said Permitted Transferee shall after the transfer be deemed to be a Manager, with the rights and obligations connected hereto under this Agreement.

SECTION 1.11  ISSUANCE OF CAPITAL STOCK.

During the term of this Agreement, Company shall not issue any shares of capital stock to any Person (including without limitation issuances pursuant to any stock option or stock purchase plan adopted by Company) unless such Person agrees to vote his shares in accordance with this Article 3.

SECTION 1.12  DIRECTORS OF SUBSIDIARIES.

Company and the Stockholders shall take all such action as may be necessary to cause the Persons who are directors of Company to be elected as the directors of each subsidiary of Company.

SECTION 1.13  EXPENSES.

Company will reimburse each director for his or her reasonable out-of-pocket travel expenses incurred in attending any meeting of the Board.

SHARES

SECTION 1.14  TRANSFER OF SHARES.

a) During the Buyout Period no Stockholder may Transfer any of his Shares, except for transfer to a Permitted Transferee.

b) In addition, each Manager may grant options with respect to a portion of up to 40 % of his Shares (the Option Shares) to other employees of Company and its Subsidiaries; provided, however, that all Option Shares shall remain subject to TKT's purchase rights under Article 4, and the Managers shall be responsible for insuring compliance by the Optionees with the terms of this Agreement.

c) All Option Shares shall be held in custody by the Managers, in order to protect i) TKT's purchase rights, ii) Managers right to repurchase the Options and iii) the Optionees' put rights.

d) Apart from as provided for in subsections a) and b) of this Section 4.01, Shares are transferable only in accordance with this Article 4; provided, however, that in no event may any Stockholder Transfer Shares pursuant to this Section to any Person (or an Affiliate of such Person) which competes directly with Company.

e) In connection with the Transfer of any Shares, the holder thereof will deliver written notice to Company describing in reasonable detail the Transfer or proposed Transfer, together with written confirmation from the prospective transferee of his agreement to be bound by the conditions contained in this Agreement, as documented in a separate Term Sheet for such transferees. In the case of TKT Transfer of shares to its subsidiaries, TKT will remain jointly and severally responsible for all obligations assignable to TKT under this agreement and the Distribution Agreement, including but not restricted to TKT's obligation to fund Company's operations in accordance with Section 2.02.

SECTION 1.15  TKT BUYOUT RIGHT.

a) TKT shall have the right, exercisable for a period of two (2) months following the date of the third anniversary of EMEA approval (the "Exercise Period"), to purchase all, but not less than all Manager Shares, including Option Shares, at a price decided pursuant to Section
         4.08 of this Agreement ("the Buyout Price").

b) In case all Consultancy Agreements are terminated as concerns all Managers, as an effect of the non-fulfillment of Minimum Sales, then TKT shall have the right to purchase all Managers' Shares including, at TKT's option, Option Shares, at nominal value. Such termination can be demanded by TKT within 60 days after the expiry of the period during which the Minimum Sales are calculated, namely the 18 months following EMEA approval.

c) If any of the Managers permanently ceases to work under the Consultancy Agreement (hereinafter "Quits") without this being due to health reasons or other reasons outside Managers control which significantly limits said Manager's ability to work, then such quitting Manager shall be obliged to sell his Shares to the extent hereinafter stipulated:

         i) If one Manager Quits then TKT shall not have any buyout right as effect thereof. It is noted that the Managers internally have agreed that in such a case the other Managers shall purchase the Shares of the Quitting Manager and the purchased shares may be used to attract a new manager approved by one of the TKT designated directors, such approval not to be unreasonably withheld.

         ii) If a second Manager Quits before the Managers have filled the place of the first quitting Manager with a new Person, approved by one of the TKT designated directors, such approval not to be unreasonably withheld (such a replacement having the effect that it shall be deemed as if no Manager has Quit), then TKT shall have the right, if TKT so demands within 30 days after the date the second Manager Quits, to purchase 50% of the Shares held by such Manager, including Option Shares, for their nominal value (such option *Shares remaining subject to Buyout). Under no circumstance, shall TKT pay more than 1.85% of the Yearly

                  Calculation for the 12 months following the second anniversary of EI~IEA approval to any one Optionee, corresponding to the number of outstanding Option Shares. Remaining Managers will purchase the other 50% of the Shares

         iii) If a third Manager Quits, also before either of the previous vacancies have been filled as per above, then TKT shall have the right to purchase all Manager Shares if TKT so demands within 30 days after the date when the third Manager quitted. The price for such purchase shall be nominal value.

d) It is noted that if a Manager dies or becomes incapable to continue as Manager due to accident or illness, this is not to be regarded as Quitting. For such cases Managers will agree between themselves what will happen with Shares held by such a Manager.

e) If the Consultancy Agreements with regard to two or more Managers is terminated for Cause, defined as follows, this shall be deemed as if said Manager has Quit, and Section 4.02 (c) shall be applied, with the difference however that in case ii) TKT shall have the right to buy not 50% but 100% of the Shares held by such a Manager, including Option Shares, for their nominal value (such Option Shares remaining subject to Buyout). Under no circumstance, shall TKT pay more than 1.85% of the Yearly Calculation for the 12 months following the second anniversary of EMEA approval to any one Optionee, corresponding to the number of outstanding Option Shares.

f) If the Consultancy Agreement of a specific Manager is terminated for Cause, then TKT, at it's option, shall have the right to buy back that Manager's shares, except for Option Shares, for nominal value (such Option Shares remaining subject to Buyout). Under no circumstance, shall TKT pay more than 1.85% of the Yearly Calculation for the 12 months following the second anniversary of EMEA approval to any one Optionee, corresponding to the number of outstanding Option Shares.

SECTION 1.16  MANAGERS' PUT RIGHT.

a) In the event TKT does not exercise its option set forth in Section 4.02 hereof, then holders of a majority-in-interest of all Manager Shares not as yet purchased by TKT, including Option Shares, shall have the right, exercisable for a period of two months following the last day of the Exercise Period, (the "Put Period"), to require TKT to purchase all, but not less than all Manager Shares, including Option Shares, at the Buyout Price.

b) A decision by Persons holding a majority-in-interest of all Manager Shares as defined in Section 4.03 a, shall, with reference to this
         Section 4.03, be binding on all holders of Manager Shares, including Option Shares.

SECTION 1.17  MANAGERS' PUT RIGHT UPON CHANGE IN CONTROL.

a) In the event of a Change in Control, as defined in Section 4.05, then each Manager shall have the right, exercisable for a period of six (6) months following the information to Managers of the occurrence of such Change in Control, to require TKT to purchase all, but not less than all, the Shares owned by such Manager, not including option Shares, at Buyout Price, calculated in accordance with Section
         4.08 (c).

b)       The election of a Manager not to exercise his rights under this Section
         4.04 shall not effect his ability to exercise his rights under Section 4.03.

c) In case the Consultancy Agreement(s) is terminated without Cause with regard to one or several Managers, then such Managers shall have the same right as in case of Change in Control, and pursuant to Sections
         4.06 - 4.08 where applicable.

SECTION 1.18  CHANGE IN CONTROL.

Change in Control shall be deemed to occur in any of the following circumstances, the occurrence of which TKT must inform the Managers of within 30 days after their occurrence:

a) If there shall be consummated any consolidation or merger of TKT in which TKT is not the continuing or surviving corporation or pursuant to which shares of TKT's common stock would be converted into cash, securities or other property, other than a merger of TKT in which the holders of TKT common stock immediately prior to the merger own at least a majority of the outstanding common stock of the surviving corporation immediately after the merger, or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of TKT;

b) If the Stockholders of TKT shall approve any plan or proposal for liquidation or dissolution of TKT;

c) If any Person shall become the beneficial owner (within the meaning of Rule l3d-3 under the Exchange Act) of 50% or more of TKT's outstanding common stock counting also such stock which said Person may acquire by using stock options;

d) If during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of TKT shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by TKT's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or became directors in accordance with this clause;

e) If TKT or a Permitted Transferee no longer should hold all the Shares which pursuant to Section 2.01 of this agreement will initially be held by TKT, or if TKT or a Permitted Transferee has granted stock options over such Shares to any other Person than a Permitted Transferee;

f) If TKT would Transfer or license or otherwise dispose of any rights for the Product, including the fact that any other party than TKT will act as licensee, - regarding any country in the Territory to another Person than Company; or

g) If Company against the wish of Managers would transfer or license or otherwise dispose of any rights for the Product in the Territory to another Person

SECTION 1.19  CLOSING AND PAYMENT, BANK GUARANTEE

The closing of the purchase and sale of the Managers' Shares shall take place at the offices of Company on a date specified by TKT in writing to the Managers which date (the "Due Payment Date") shall be no later than forty-five (45) days following the final determination of the Buyout Price.

a) The Buyout Price shall be payable in cash at closing unless otherwise agreed.

b) In case of late payment TKT shall pay interest in accordance with the Swedish Interest Act from the Due Payment Date until payment is received.

c) If an audit shows that it is uncertain whether TKT will be able to fulfill its undertakings under this Article 4, then Managers may request TKT to provide a Letter of Credit from a financial institution reasonably acceptable to Managers, and TKT shall provide such a Letter of Credit in any amount up to USD 15,000,000, valid until three months after the time when the buyout-price has been finally decided, or such shorter time as Managers request.

SECTION 1.20  EXERCISE OF RIGHTS AND PROCEDURE FOR COMPUTING BUYOUT PRICE

a) Rights pursuant to this Article 4 shall be exercised by giving written notice to the other party of the exercise, i.e. if a Manager exercises his right then notice shall be given to TKT and if TKT exercises its right then notice shall be given to each of the Managers.

b) Upon the giving or receipt of notice Managers shall cause Company's auditor(s) to compute the Buyout Price and Managers shall give TKT and its auditors access to Company's books and records and necessary workpapers needed to compute the Buyout Price.

c) If TKT or Managers holding a majority-in-interest of all Manager Shares, excluding Option Shares, held by Managers disputes Company's auditor's computation of the Buyout Price, then TKT and the Managers shall negotiate in good faith for a period of thirty (30) days to resolve any differences.

d) If TKT and the Managers have not agreed on the Buyout Price at the end of such thirty (30) day period, then either Party shall within 30 days thereafter have the right to refer the calculation of the final Buyout Price to Arbitration in accordance with this Agreement, including reasonable compensation for loss of interest, taking into regard the circumstances with regard to the arbitration, such as the amount of the difference between the final buyout price and the price calculated by Company's auditor. In the absence of such referral, the Buyout Price shall be as calculated by the Company's auditor.

SECTION 1.21               BUYOUT PRICE

a) The Buyout Price, namely the price for all shares held by Managers, including Option Shares (i.e. representing the 20% of the Company held by the Managers), shall be calculated as follows.

b) Pursuant to section 4.02 and section 4.03 the Buyout Price shall be equal to the product determined by multiplying (i) 20% of the Yearly Calculation for the one year period commencing on the first day of the month following the second anniversary of Company's receipt of EMEA Approval (the "Measurement Period") by (ii) the buy-out factor four (4) plus (+) the accumulated positive Annual Consideration to the date of Buyout. (The Annual Consideration shall be equally divided between such Managers who remained as Managers at the end of the year for which the Annual Consideration in question was calculated.)

c) It is understood that such accumulated positive Annual Consideration shall be added to the price, even if the shares are bought out at nominal value, irrespective at the time and reason of the Buyout.

d) In case of substantially lower revenue per patient than planned, the buyout factor shall be adjusted as follows:

         At 150,000 USD or more per Patient Treatment Year       factor 4
         At 125,000-149,999 USD per Patient Treatment Year       factor 4.25
         At 100,000-124,999 USD per Patient Treatment Year       factor 4.50
         At 75,000- 99,999 USD per Patient Treatment Year        factor 4.75
         At less than 75,000 USD per Patient Treatment Year      factor 5

The revenue per Patient Treatment Year shall be calculated as total net sales for the Measurement Period, divided by the number of patients to which such revenue refers.

e) In the case of Buyout pursuant to section 4.04 the Buyout Price shall be the higher of the two following formulas:

         i) a price calculated as per above, but multiplying 20% of the Yearly Calculation for the four (4) full calendar months immediately preceding the effective date of the Change in Control by three (3), to get a period equivalent to twelve months, and thereafter multiplying this product by the buy-out factor three (3) plus (+) the Annual Consideration as per
                  Section 4.08 (b).

         ii) a price calculated as a certain percentage of the Managers' share of the Yearly Calculation for year three after EMEA Approval as per Exhibit 2, namely USD 19,306,800, which amount represents 20% of estimated Yearly Calculation multiplied by the buyout factor three (3) (+) the Annual Consideration as per Section 4.08 (b).

Such percentage is:

    If termination occurs prior to filing for EMEA approval                10%
    If termination occurs between filing for EMEA approval and receipt of 25% EMEA approval
    If termination occurs between receipt of EMEA Approval and the first   33%
    anniversary of receipt of EMEA approval
    If termination occurs between the first and second anniversaries of    66%
    receipt of EMEA Approval
    If termination occurs between the second and third anniversaries of    100%
    receipt of EMEA Approval

         EXAMPLE: IF CHANGE OF CONTROL OCCURS BETWEEN RECEIPT OF EMEA APPROVAL AND THE FIRST ANNIVERSARY THEREOF, AND IF YEARLY CALCULATION FOR THE FOUR FULL CALENDAR MONTHS IMMEDIATELY PRECEDING THE EFFECTIVE DATE OF THE CHANGE IN CONTROL IS USD 4,000,000, THEN THE BUYOUT PRICE IS CALCULATED AS FOLLOWS.

         I) GIVES A BUYOUT PRICE FOR ALL MANAGERS' SHARES OF 20% X 3 X 4,000,000 X 3 = USD 7,200,000

         II) GIVES A BUYOUT-PRICE FOR ALL MANAGERS' SHARES OF 33% X 19,306,800 = USD 6,371 244

         I. E. IF NONE OF THE FOUR MANAGERS PRIOR TO THE BUYOUT HAS TRANSFERRED ANY OF HIS SHARES THEN THE BUYOUT PRICE FOR EACH MANAGER, WILL BE 1/4 OF THE TOTAL BUYOUT PRICE, NAMELY USD 1,800,000, CALCULATED ACCORDING TO I), AS COMPARED TO THE PRICE ACCORDING TO II) WHICH WOULD BE USD 1,592,811

f) The Buyout Price shall always be divided by the total number of Manager Shares (including Option Shares) to get the Buyout Price per share, even if some Manager Shares have already been purchased by TKT. If no Buyout has been performed prior to the Exercise Period, as defined in
         Section 4.02, and if Buyout shall take place in accordance with Section
         4.02 or 4.03 then all Manager Shares (including Option Shares) will be affected by said buyout. If at this stage some Manager Shares have already been purchased by TKT pursuant to the provisions of this
         Article 4 then the remaining shares will be affected by the buyout. If some Option Shares are no longer held by Optionees, then the Manager holding such shares shall be entitled to the Buyout Price per share for these Shares, even if such Manager has previously sold his other Shares to TKT. Under no circumstance, shall TKT pay more than once for each share including option Shares.

SECTION 1.22  LEGENDS.

Each certificate for the Shares will be imprinted with a legend indicating that the transfer of the shares are restricted by pre-emptory rights in Company's bylaws and that the shares are subject to certain restrictions on transfer, voting agreements and other conditions specified in a Stockholders' Agreement, and giving the date of this Agreement.

SECTION 1.23  VIOLATIONS OF THIS AGREEMENT.

a) For purposes of this Article 4, any Stockholder who has failed to give notice of the election of an option hereunder within the specified time period will be deemed to have waived his rights in such option on the day after the last day of such period, provided, however, that such failure give notice of election shall not be construed to constitute a waiver of any future right to participate under any section of this Article.

b) The bylaws of Company shall include a pre-emption clause designed to safeguard the restrictions of this Article 4. The parties waive their rights under such clause to the extent Transfers have been conducted as permitted by this Article 4.

RESOLUTION OF DISPUTES

SECTION 1.24  MEDIATION.

a) If a disagreement exists between TKT and the Managers concerning their exercise of business judgment related to matters referred to in Section
         3.03 above, as manifested by its designees' vote on the Board, of Directors, either TKT or the Managers may require the other to submit the reasons for its position, in writing, and to then enter into good faith negotiations to attempt to resolve the disagreement. If such disagreement cannot be settled by good faith negotiation between TKT and the Managers, and if the continued failure to settle such disagreement is likely to have a material adverse impact on Company, either TKT or the Managers may elect to submit the disagreement to mediation in London, or such other place as agreed, under the Mediation Rules of the Stockholm Chamber of Commerce Mediation Institute.

b) The mediator shall not have authority to impose a settlement upon the Stockholders, but will attempt to help them reach a satisfactory resolution of the disagreement. The mediator shall end the mediation whenever, in his judgment further efforts at mediation would not contribute to a resolution of the submitted disagreement.

SECTION 1.25  ARBITRATION.

a) All claims, disputes and other matters in question arising out of, or relating to, this Agreement or the performance thereof shall be submitted to, and finally determined by, arbitration if good faith negotiations among the parties do not resolve such claim, dispute or other matter within 60 days and the parties have not elected to submit such claim, dispute or other matter to mediation pursuant to Section 5.01, provided that any disagreement between the TKT designated directors and Manager designated directors which results in the Company not being able to take an action shall not be subject to arbitration, except as set forth in section 2.03 hereof.

b) Such arbitration shall proceed in accordance with the then prevailing rules of the Stockholm Chamber of Commerce, with the proceedings held in London in the English language, unless otherwise agreed.

c) Reasonable discovery shall be allowed in arbitration to the extent decided by the Arbitration Tribunal.

d) All proceedings before the arbitrators shall be held in London, UK, or such other place as the Parties may agree. The governing law shall be as specified in Section 7.11.

e) In such case where the Arbitral Tribunal determines that costs for the arbitration, as determined by the Arbitral Tribunal in according with the applicable arbitration rules, to any part shall be borne by Managers, TKT will pay such cost and later reduce the Buyout Price with the equivalent amount.

f) The award rendered by the arbitrators shall be final and judgment maybe entered in accordance with applicable law and in any court having jurisdiction thereof.

EFFECTIVE DATE AND TERM OF AGREEMENT

SECTION 1.26  EFFECTIVE DATE.

The effective date of this Agreement shall be the date set forth in the first sentence of this Agreement.

SECTION 1.27  TERM.

This Agreement shall continue in effect from and after the date set forth in the first sentence hereof until 31 December 2006 or to such earlier date when Managers (and their Permitted Transferees) no longer own any Shares; provided that Article 4 shall not terminate until there are also no Optionees.

MISCELLANEOUS

SECTION 1.28  ADDITIONAL PRODUCT

If TKT wishes the Company to work with Additional Product, then this shall be negotiated in good faith.

SECTION 1.29  SPECIFIC PERFORMANCE.

The parties hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto by reason of a failure to perform any of the obligations under this Agreement. Therefore, all parties hereto shall have the right to specific performance of the obligations of the other parties under this Agreement, and if any party hereto shall institute any action or proceeding to enforce the provisions hereof, any person (including Company) against whom such action or proceeding is brought hereby waives the claim or defense therein that such party has or have an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists.

SECTION 1.30  NAME CHANGE.

Upon TKT's purchase of all the Shares owned by the Managers, TKT shall cause Company to change its name to delete "5S" from the name, and the Managers shall be free to continue to use "5S" or any similar name thereafter.

SECTION 1.31 NON-SOLICITATION.

a)       Each Manager agrees not to hire Company employees for a period of two
         (2) years after the buyout by TKT of his Shares directly from the Manager, without written. permission from TKT.

b) It is noted that the Consultancy Agreement contains certain non-competition provisions with regard to the Managers.

c) Each Manager acknowledges and agrees that the agreements and covenants contained in this Section 7.04 are essential to protect Company's business, that TKT would not consummate the transactions contemplated hereby but for such agreements and covenants, and that a substantial and legally sufficient portion of the purchase price to be paid in the buyout of the Managers' Shares, is attributable to the provisions of this Section 7.04 and each Manager expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the provisions of this Section 7.04 should such enforcement ever become necessary.

SECTION 1.32  NOTICES

a) All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telefax, by overnight courier or by registered or certified mail, postage prepaid, addressed as follows: (a) if to a Stockholder, to the address in the beginning of this Agreement, or at such other address as such Stockholder shall have furnished to Company in writing, or (b) if to any other holder of any shares of Common Stock at such address as such holder shall have furnished Company in writing, or, until any such holder so furnishes an address to Company, then to and at the address of the last holder thereof who has so furnished an address to Company, or (c) if to Company, at its registered address, Sweden,

b)       a notice shall be deemed to have been given:

                  when delivered personally: at the time of service;

                  when sent by telefax: on the date the telefax is sent, provided receipt is confirmed by the other party.

                  when sent by mail or by overnight courier: when received by the addressee

SECTION 1.33  EFFECTIVE AGREEMENT

This Agreement shall be binding on and enforceable against each Stockholder and his or its respective successors and assigns.

SECTION 1.34  SEVERABILITY.

Whenever possible, each provision of this Agreement shall be interpreted in such manner so as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. If any provision contained in this Agreement is determined to be invalid, illegal or unenforceable as written, a court of competent jurisdiction shall, at any party's request, reform the terms of this Agreement to the extent necessary to cause such otherwise invalid provisions to be enforceable under applicable law.

SECTION 1.35  AMENDMENT AND WAIVER.

This Agreement may be amended only by written instruments signed by all Parties. No waiver of any right or remedy provided for in this Agreement shall be effective unless it is set forth in writing signed by TKT and all Managers still being Parties of the Agreement. It is in particular noted that no waiver of any right set forth in Article 4 of this Agreement shall be effective against any Stockholder which has not waived any of his rights under such Article. No waiver of any right or remedy granted in one instance shall be deemed to be a continuing waiver under the same or similar circumstances thereafter arising.

SECTION 1.36  FURTHER DOCUMENTATION.

Each Stockholder shall execute and deliver such other agreements and instruments as from time to time may be deemed advisable or appropriate to effect the intent and purpose of this Agreement.

SECTION 1.37  SECTION HEADINGS AND GENDERS.

The captions to the Sections in this Agreement are for reference only and shall not affect the meaning or interpretation hereof

When the words "he" and denominations thereof are used in the agreement, this shall be deemed to comprise also "she" and "it" and denominations thereof, and vice versa.

SECTION 1.38  CHOICE OF LAW.

All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by and construed in accordance with the laws of Sweden.

SECTION 1.39  MULTIPLE COUNTERPARTS.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which will constitute one and the same instrument.

SECTION 1.40  COMPLETE AGREEMENT

Except as set forth herein, this Agreement, the Distribution Agreement and the Consultancy Agreement contain the complete agreement between the parties, save for an internal agreement between the Managers, and between the Parties and Company. These agreements, control and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which conflicts with, or may have related to, the subject matter hereof in any way, including without limitation that certain proposal letter, dated as of October 28th 1999 among TKT and, the Managers.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day, month and year first written above.

TRANSKARYOTIC THERAPIES, INC.            TKT Europe - 5 S AB
                                         under formation


By: /s/ William Pursley                  /s/ Rolf Gunnarsson   /s/ Bo Ahlstrand
    --------------------------           -------------------   ----------------
Name:    William Pursley                 Rolf Gunnarsson       Bo Ahlstrand

Title:   Sr. V.P.

/s/ Bo Ahlstrand                         /s/ Rolf Gunnarsson
------------------------------           ------------------------------
Bo Ahlstrand                             Rolf Gunnarsson

/s/ Jacob Kaluski                        /s/ Jonas Virding
------------------------------           ------------------------------
Jacob Kaluski                            Jonas Virding